As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 03-318119
Registration No. 03-365580
Registration No. 333-184365
Registration No. 333-282588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration Statement No. 03-318119
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration Statement No. 03-365580
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration Statement No. 333-184365
POST-EFFECTIVE AMENDMENT NO. 1 TO fORM S-8 REGISTRATION STATEMENT NO. 333-282588

UNDER THE SECURITIES ACT OF 1933

VOXX International Corporation
(Exact name of registrant as specified in its charter)

Delaware	13-1964841
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2351 J. Lawson Boulevard
Orlando, Florida 32824

(800) 645-7750

(Address of Principal Executive Offices) (Zip Code)

VOXX International Corporation 2012 Equity Incentive Plan

VOXX International Corporation 2024 Equity Incentive Plan

(Full title of the plan)

Patrick M. Lavelle

VOXX International Corporation

2351 J. Lawson Boulevard
Orlando, Florida 32824

(800) 645-7750

(Name and address, including telephone number and area code, of agent for service)

With copies to:

Benjamin L. Stulberg

Ashely L. Gullett

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of VOXX International Corporation, a Delaware corporation (the “Registrant” or “Company”), filed with the Securities and Exchange Commission (the “SEC”), and are being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•	Registration Statement No. 03-318119, originally filed with the SEC on October 27, 1987;

•	Registration Statement No. 03-365580, originally filed with the SEC on July 6, 1993;

•	Registration Statement No. 333-184365, originally filed with the SEC on October 11, 2012, pertaining to the registration of 2,000,000 shares of the Registrant’s Class A common stock, $0.01 par value per share (the “Class A Common Stock”), issuable pursuant to the 2012 Equity Incentive Plan; and

•	Registration Statement No. 333-282588, originally filed with the SEC on October 10, 2024, pertaining to the registration of 2,168,460 shares of Class A Common Stock issuable pursuant to the 2024 Equity Incentive Plan.

On April 1, 2025 pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of December 17, 2024, by and among the Registrant, Gentex Corporation, a Michigan corporation (“Gentex”), and Instrument Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gentex (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. As a result of the Merger, the Company became a wholly owned subsidiary of Gentex.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on April 1, 2025.

VOXX INTERNATIONAL CORPORATION

By:	/s/ Loriann Shelton
Name: Loriann Shelton
Title: Senior Vice President, Chief Financial Officer, Chief Operating Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.